                                                                     EXHIBIT 2.2

               S H A R E    P U R C H A S E   A G R E E M E N T


THIS SHARE PURCHASE AGREEMENT, entered into on this 29th day of June, 1998, by and among Massimo Santini ("Santini"), Valentino Zullo ("Zullo") and Giovanni Fracasso ("Fracasso") (each, individually a "Seller" and collectively, the "Sellers") and FSA Combination Corporation, a corporation organized and existing under the laws of Delaware, United States of America, having its principal office at 3965 Freedom Circle, Santa Clara, California 95054, United States of America (the "Purchaser"). The Purchaser is a one hundred percent (100%) subsidiary of Networks Associates, Inc. ("NAI"), a corporation organized and existing under the laws of Delaware, United States of America.

WITNESSETH:

WHEREAS, the Sellers own one hundred per cent (100 %) of the issued and outstanding ownership quotas in CSB Consulenza Software di Base Srl, an Italian company engaged in the business of reselling software applications and services, having its registered office in Milan, Italy (the "Company"), distributed as follows:

                                               QUOTA                          %
                                               -----                          -
Santini                                      7,200,000                        36
Zullo                                        6,400,000                        32
Fracasso                                     6,400,000                        32


WHEREAS, the Purchaser is willing to acquire all of the issued and outstanding shares in the Company and the Sellers are willing to sell and transfer such shares to the Purchaser subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, the Parties hereby agree as follows:


1.        DEFINITIONS

          As used in this Agreement, unless expressly otherwise stated or evident in the context, the following terms shall have the following meanings, the singular (where appropriate) shall include the plural and vice versa and references to Schedules and Sections shall mean Schedules and Sections of this Agreement:

1.1       "ACCOUNTS"                    shall mean the statutory profit and loss
                                        statement and balance sheet of the
                                        Company including the notes thereto as
                                        at the Accounts Date, together with the
                                        accompanying management's report ,
                                        attached hereto as SCHEDULE 1.1.

1.2       "ACCOUNTS DATE"               shall mean April 30, 1998.

1.3       "AGREEMENT"                   shall mean this Share Purchase Agreement
                                        and the Schedules hereto.

1.4       "ACCOUNTING PRINCIPLES"       shall mean the Italian GAAP (Principi
                                        Contabili del Consiglio Nazionale dei
                                        Dottori Commercialisti)

1.5       "BUSINESS"                    shall mean the business of Company as
                                        presently carried out by the Company,
                                        including the assets and rights of
                                        whatever nature, relating to such
                                        business.

1.6       "CLOSING"                     shall mean the consummation of the
                                        transaction as contemplated in Section
                                        5.

1.7       "CLOSING ACCOUNTS"            shall mean the profit and loss statement
                                        and balance sheet of the Company as at
                                        the Closing Date, , to be prepared in
                                        accordance with the Accounting
                                        Principles and as provided in Section
                                        3.3.

1.8       "CLOSING ACCOUNTS             shall mean the Closing Date.
          DATE"

1.9       "CLOSING DATE"                shall mean June 29, 1998 or such later
                                        date as specified in Section 5.1.

1.10      "COMPANY"                     shall mean CSB Consulenza Software di
                                        Base Srl, an Italian company entered in
                                        the Trade Register under No.293622.

1.11      "ORDINARY COURSE OF           shall mean the ordinary course of
          BUSINESS"                     business of the Company consistent with
                                        past customs and business practices and
                                        always in accordance with good and sound business practice.

1.12      "PARTY"                       shall mean the Purchaser or the Sellers,
                                        as the context may require, and
                                        "PARTIES" shall be construed
                                        accordingly.

1.13      "PURCHASE PRICE"              shall mean the aggregate purchase price
                                        of the Shares in accordance with Section
                                        3.

1.14      "PURCHASER"                   shall have the meaning as set out in the
                                        introductory paragraph hereof.

1.15      "PURCHASER'S ACCOUNTANTS"     shall mean Luciano Patelli of Coopers &
                                        Lybrand, Milan.

1.16      "RELATED AGREEMENTS"          shall mean the agreements referred to in
                                        Section 9.1.


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                                       3




1.17      "SELLER"                      shall have the meaning as set out in the
                                        introductory paragraph hereof. When
                                        there is any reference to the Sellers,
                                        the reference shall be to each of the
                                        Sellers, jointly and severally.

1.18      "SHARES"                      shall mean the quotas to be transferred
                                        by the Sellers to the Purchaser as
                                        contemplated herein, representing all of the issued and outstanding quotas of the Company.

1.19      "TRANSFER DEED"               shall mean the agreement referred to in
                                        Section 5.4 (a).

1.20      "TAXES"                       shall mean all income tax, value added
                                        tax and any other taxes and similar
                                        charges (including, in particular,
                                        social security charges) imposed by any
                                        authority, including all penalties and
                                        interest.


2.       OBJECT OF THE TRANSACTION

         Upon the terms and subject to the conditions set forth herein, and in reliance upon the representations, warranties, assurances and undertakings made herein by each Party to the other Party, the Sellers hereby agree to sell and the Purchaser hereby agrees to purchase the Shares as of the Closing Date.


3.       PURCHASE PRICE

3.1      PURCHASE PRICE

         (a) The purchase price for the Shares (the "Purchase Price") shall be Italian lira Eight Hundred million (800,000,000 lire), allocated among the Sellers in proportion to their respective participation in the Company, as below indicated.

         (b) The Purchase Price shall be paid by the delivery to the Sellers of the number identified in 3.1.(c) below of shares of common stock of Network Associates, Inc.
                  ("NAI-Shares").

                  The NAI-Shares shall be allocated among the Sellers as follows:

                  Santini:      thirty-six per cent (36 %) of the NAI-Shares equal to 3180 shares
                  Fracasso:     thirty-two per cent (32 %) of the NAI-Shares equal to 2827 shares.
                  Zullo:        thirty-two per cent (32 %) of the NAI-Shares equal to 28 27 shares

         (c) For the purpose of calculating the number (rounded in aggregate to the nearest whole share) of the Purchaser's shares constituting the NAI-Shares as defined in Section 3.1.
                  (b) above, the Parties agree to divide the Purchase Price by the closing bid price of an NAI-share as quoted on the NASDAQ for a day ending on the 2nd to last day prior to the Closing.

                  For the purpose of determining the number of shares, the Purchase price is deemed to be worth USD 451,440 by applying a USD/ILT exchange rate equal to 0.05643.

         (d) At the Closing, from the NAI-Shares otherwise deliverable pursuant to this Section 3.1, Purchaser shall deposit 981 shares corresponding to 10% of the Purchase Price calculated as stated in 3.1.(c) above into escrow pursuant to the escrow agreement ("Escrow Agreement") substantially in the form attached hereto as SCHEDULE 3.1.(d).


3.2      [DELETED]

3.3      CLOSING ACCOUNTS

         (a) As promptly as practicable, and in any event not more than thirty (30) days following the Closing Accounts Date, the Sellers shall prepare and deliver to the Purchaser and the Purchaser's Accountants the Closing Accounts.

         (b) The Purchaser's Accountants shall verify the Closing Accounts and shall for such purpose have access to all the records and book-keeping material relating to the Company to the extent required for the purposes of such verification. The Purchaser may dispute the Closing Accounts by notifying the Sellers in writing of the amount(s) in dispute and the basis for such dispute within thirty (30) days from the receipt of the Closing Accounts.

         (c) The Purchaser and the Sellers shall in good faith endeavour to resolve any dispute under Section 3.3 (b) above within thirty
                  (30) days from the date of receipt by the Sellers of the Purchaser's written notice of dispute, failing which the matter shall be finally resolved by a certified public accountant selected by the Parties, provided that if the parties are unable to agree, the choice made by Coopers & Lybrand, Milan, shall govern. Such person is hereby jointly appointed by the Parties as sole and exclusively Arbitrator, which shall determine the issue by arbitration in accordance with Section 10.9.


4.       TRANSFER OF TITLE

         The full and unrestricted ownership and title to the Shares shall pass from the Sellers to the Purchaser at the Closing on the Closing Date simultaneously with the fulfilment and completion of the Closing procedures set forth in Section 5.


5.       CLOSING

5.1      THE CLOSING

         The Closing shall take place on the Closing Date starting at 10.00 p.m. at the offices of Baker & McKenzie, 3 Piazza Meda, 20121 Milan, Italy.

         The Closing Date shall be June 29, 1998, or, subject to Section 5.5, as soon thereafter as practicable when all the conditions precedent for the Closing as set forth in this Section 5. have been fulfilled.

5.2      PURCHASER'S CONDITIONS PRECEDENT

         The obligation of the Purchaser to close hereunder shall be subject to the fulfilment, on or before the Closing Date, of each of the following conditions (to the extent not waived by the Purchaser) and all of which that require documentation shall be in form and substance satisfactory to the Purchaser and its counsel in their reasonable judgement:

(a)      New Information

         The Purchaser shall not have become aware of any new information between the date hereof and the Closing Date which in the Purchaser's reasonable judgement would have a material adverse effect on the Company or the Business.

(b)      Board of Directors

         The present members of the Board of Directors of the Company shall, to the extent required by the Purchaser, as of the Closing Date have been substituted with new members designated by the Purchaser.

(c)      Authority Approvals

         The Purchaser, the Sellers or the Company, as the case may be, shall have obtained all necessary authorizations, approvals and consents from all relevant authorities in Italy, the European Union or elsewhere, as the case may be, required for the lawful and valid consummation of the transactions contemplated hereunder.

(d)      Board Approval

         The Board of Directors of the Purchaser shall have approved the consummation of the transactions contemplated hereby.

(e)      Corporate Action

         All corporate action necessary for the lawful and valid consummation of the transactions contemplated hereby shall have been duly taken by the Sellers and, as applicable, by the Company and shall be in full force and effect. Without limiting the foregoing, a shareholders' meeting of the Company has approved the transaction as described herein as required by the current by-laws.

(f)      Related Agreements

         The Purchaser, the Sellers and, as appropriate, the Company and/or any other relevant party shall have entered into the Related Agreements and all the conditions precedent for the entry into force of such agreements shall have been fulfilled.

5.3      SELLERS'S CONDITIONS PRECEDENT

         The obligation of the Sellers to close hereunder shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions (to the extent not waived by the Sellers) and all of which that require documentation shall be in form and substance satisfactory to the Sellers and their legal counsel in their reasonable judgement:

(a)      Warranties True

         The representations, warranties and assurances given by the Purchaser in Section 7. shall be true and correct on and as of the Closing Date with the same effect as though such representations, warranties and assurances had been made on and as of such date.

(b)      Corporate Action

         All corporate action necessary for the lawful and valid consummation by the transactions contemplated hereby shall have been duly taken by the Purchaser and shall be in full force and effect.

(c)      Authority Approvals

         The Purchaser, the Sellers or the Company, as the case may be, shall have obtained all necessary authorizations, approvals and consents from all relevant authorities in Italy, the European Union or elsewhere, as the case may be, required for the lawful and valid consummation of the transactions contemplated hereunder.

(d)      Related Agreements

         The Purchaser, the Sellers and, as appropriate, the Company and/or any other relevant party shall have entered into the Related Agreements and all the conditions precedent for the entry into force of such agreements shall have been fulfilled.

5.4      DELIVERIES AT CLOSING

         At the Closing

         (a) the Sellers shall sell, transfer and convey to the Purchaser the Shares by signing before the notary public and then delivering the Transfer Deed in the form attached as SCHEDULE
                  5.4 (a), as well as all other documents, if any, required for the valid and effective transfer and registration of the title to the Shares in the name of the Purchaser. It is understood that the Transfer Deed is signed only in order to implement the present transaction according to art. 2479 of the Italian Civil Code and that for whatever not provided in the Transfer Deed, in case of any inconsistency between the Transfer Deed and the provisions of this Agreement, the provisions of this Agreement shall prevail;

         (b) the Sellers shall convey to the Purchaser all the corporate book and registers of the Company;

         (c) the Purchaser shall pay to each of the Sellers the consideration referred to in Section 3.1 (b);

         (d) a shareholders' meeting of the Company shall resolve upon the appointment of a Board of Directors composed by the members listed in SCHEDULE 5.4 (d);

         (e) any other document, condition, amount or matter herein called for to be produced, delivered, released, paid or fulfilled at the Closing as a condition precedent shall be so produced, delivered, released, paid and fulfilled.

5.5      BEST EFFORTS TO CLOSE

         The Parties shall use their respective best efforts to cause all necessary action to be taken in order to have all the conditions precedent for the Closing to be fulfilled as promptly as practicable and to have all deliveries made timely and properly as provided in
         Section 5.4. Unless the Closing has taken place by June 29, 1998, either Party may cancel this Agreement upon written notice to the other party.


6.       REPRESENTATIONS, WARRANTIES AND ASSURANCES OF THE SELLERS

         The Sellers acknowledge that the Purchaser is entering into this Agreement in reliance on the representations, warranties and assurances (the "Warranties") hereby given by the Sellers to the Purchaser being true and correct both on the date hereof and on the Closing Date and consequently the Sellers hereby represent, warrant and assure that the statements set out in this Section 6. are true and correct both on the date hereof and at the Closing.

6.1      ORGANIZATION, GOOD STANDING

         The Company is a corporation duly organized, validly existing and in good standing under the laws of Italy, and has full power to carry on the Business as now being conducted.

6.2      RECORDS AND DOCUMENTATION

         (a) True, complete and current copies of the Articles of Association and registration certificates of the Company are attached hereto as SCHEDULE 6.2 (a).

         (b) All corporate documentation of the Company, including, without limitation, share registers, minutes of the board of directors' meetings and shareholders' meetings, exists and is safely kept, correct, complete and up-to-date.

         (c) The Company has not failed to file its annual reports with the relevant authorities, as required.

         (d) The books and records relating to the purchase of materials and supplies, manufacture or processing of products or services, sales of products and services, dealings with customers, invoices, customer lists, inventories, supplier lists, personnel records and taxes of the Company are accurate and have been maintained consistent with good business practices and are in the possession of the Company.

6.3      TITLE AND AUTHORITY TO TRANSFER THE SHARES; CAPITALIZATION

         (a) The authorized capital stock of the Company consists of quotas for 20,000,000 ITL. The Stock is held by the persons and in the amounts set forth in the Recitals to this Agreement. Sellers own all the shares of the Company and have full power, capacity and authority to sell and transfer the Shares and to perform all other undertakings set forth in this Agreement and the Related Agreements. The Shares are freely transferable to the Purchaser and are free and clear of all restrictions on the ability to vote the Shares. The Shares are not subject to claims, options, liens, charges and other encumbrances of any kind.

         (b) The execution of this Agreement and the Related Agreements and the consummation of the transaction contemplated herein and the fulfilment of the terms hereof, will not result in a breach of any judgment, decree or order of any court or governmental body, any applicable law or the Articles of Association of the Sellers or the Company or any contract binding on the Sellers or the Company.

         (c) The Shares have been duly authorized, legally and validly issued and are fully paid and non-assessable. There are no outstanding obligations, warrants, options, depository receipts, calls, subscriptions, pre-emptive rights, contracts or agreements to which the Sellers or the Company are bound, providing for the issuance of any additional shares of the Company or obligating the Company to issue, deliver, sell, repurchase or redeem any interest in the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. As a result of the transactions contemplated by this Agreement, NAI will be the record and beneficial owner of all outstanding capital stock of the Company and rights to acquire capital stock of the Company.

         (d) The Company does not own any interest, directly or indirectly, in any corporation, partnership or other legal entity and does not have any branch office.

6.4      THE ACCOUNTS

         The Accounts are, and the Closing Accounts in due course will be, complete and correct in all respects and truly and correctly reflect the results of operation, the financial condition, the assets and liabilities of the Company as at the relevant date(s) and have been prepared in conformity with the Accounting Principles.

         In particular, the Accounts, and the Closing Accounts in due course will, include provision in full for all liabilities which the Company has or may incur in the future deriving from any event, act or occurrence before the Accounts Date or the Closing Date, as the case may be (including, without limitation, any liabilities for vacation salaries and premiums, taxes, pension, retirement or similar obligations); they do not overstate the value of any assets; and they include provision for all warranty claims and for bad and doubtful debts.

6.5      ASSETS AND PROPERTIES

         (a) The Company owns no real property. The Company has exclusive title to all the other assets recorded in the Accounts except for such assets that have been sold at ordinary market terms in the Ordinary Course of Business after the Accounts Date. None of the assets are subject to any liens, mortgages, charges or other encumbrances, except as noted in the Accounts.

         (b) The Company owns or leases, and will following the consummation of the transactions contemplated herein continue to own and lease all the assets and rights, including intellectual property, and produces all services required to conduct the Business as currently conducted on a stand alone basis and without the necessity to acquire additional assets or services not provided in this Agreement or the Related Agreements at additional cost.

         (c) All the stock and inventory of the Company, are within specifications and of merchantable quality.

         (d) All land and buildings used or occupied by the Company are specified in SCHEDULE 6.5 (d) attached hereto.

                  The present use of such properties is not restricted by any material restriction or condition and conform to planning regulations, fire and safety regulations, including Law 626/94, to the requirements of the relevant local authorities and to all statutes governing the property or use thereof. All requisite permissions have been obtained and are valid and subsisting for all developments or alterations to or other works on or in relation to any of the properties and all conditions or restrictions imposed in or by any such permissions have been complied with and nothing further remains to be done thereunder.

6.6      INTELLECTUAL PROPERTY

         (a) SCHEDULE 6.6 (a) lists all Italian and foreign patents, patent applications and patent licenses; copyrights and copyright licenses, including regarding software; know-how licenses; trademarks and applications, registrations and licenses therefor; trade names and applications, registrations and licenses therefor; recipes, blending formulas and product descriptions; owned or used by the Company in the operation of its business (the "Intellectual Property"), as well as Intellectual Property licensed by the Company to others. The Company owns all intellectual property necessary to produce the services presently produced, and to distribute and sell such products and services in any country where business presently is conducted.

         (b) SCHEDULE 6.6 (b) also identifies all of the Intellectual Property used by the Company which is owned or controlled by any director, officer or employee of the Company. All such Intellectual Property is licensed to the Company on a perpetual, irrevocable, fully paid up, royalty free basis by its owner.

         (c) The Intellectual Property comprises all such rights necessary to permit the operation of the Business as now being conducted. None of the Intellectual Property is subject to any outstanding order, judgement, lien, encumbrance or attachment. There are no pending or, to the best knowledge of Sellers, threatened proceedings, litigation or other adverse claims affecting any part of the Intellectual Property, and no person or entity is infringing the Company's rights to the Intellectual Property.

         (d) There is no claim of infringement, violation or breach by the Company of any domestic or foreign patents, trademarks, copyrights or other intellectual property rights owned or controlled by others (collectively "Others' Intellectual Property"). There is no basis upon which a claim can successfully be asserted against the Company for infringement, violation or breach of any part of Others' Intellectual Property.

         (e) No Seller or, to the best knowledge of Sellers, any employee of the Company is employed in violation of any non-disclosure or non-competition agreement.

6.7      ACCOUNTS RECEIVABLE

         All of the receivables of the Company are good and fully collectible within one hundred and eighty (180) days from the date when they become due and payable at the recorded amounts together with interest thereon.

6.8      PRICING OF CONTRACTS

         All the tenders and contracts binding on the Company have been priced as required by good and sound business practice and allowing for a reasonable profit.

6.9      COMPLIANCE

         (a) All authorizations and approvals necessary for the due conduct of the Business have been duly obtained and are in full force and effect, and the entry into and the consummation of this Agreement will not cause any termination, revocation, suspension or modification thereof, nor has there been any violation of any such authorizations or approvals of any terms thereof.

         (b) The Company has been and is in full compliance with all laws and regulations applicable to it, including terms and conditions set in any authorizations and approvals, and with the requirements of all applicable agencies and authorities, and the Company has obtained all applicable authorizations and approvals which are required under all of such laws.

6.10     INSURANCE

         Attached hereto as SCHEDULE 6.10 are true and complete list of all the insurance policies, currently in effect and maintained by the Company in respect of the Business and the Assets (the "Insurance Policies") and details thereof. The Insurance Policies provide the types and amounts of insurance coverage normal and customary for similar companies in Italy.

6.11     AGREEMENTS, CONTRACTS AND COMMITMENTS

         Except as set forth in Schedules 6.11. (a) to (c), whereby the exceptions shall be supported by the relevant documents or contractual instruments to be attached under the same schedules, :

         (a)      The Company is not a party to, or bound by:

                  (i) any option, joint venture, co-operation, license, agency, distribution, lease or any other material agreement;

                  (ii) any consultancy agreement, contract, understanding or relationship with any officer, employee or individual or any such agreement, contract, understanding or relationship that contains any severance or termination pay liabilities or obligations, except for employment agreements for which severance obligations are limited to the extent of mandatory provision of Italian labour laws;

                  (iii) any agreement or contract outside the Ordinary Course of Business which involves the payment of cash or other property, an unperformed commitment, or goods or services;

                  (iv) any power of attorney or any agency agreement or arrangement with any person pursuant to which such person is granted the authority to act for or on behalf of the Company;

                  (v) any loan or credit arrangement or guarantee providing for the borrowing or potential borrowing by the Company or the guarantee by the Company of any sum.

         (b) All agreements or contracts to which the Company is a party are valid, binding and enforceable in accordance with their respective terms they are not subject to change of control clauses, and their expiration date, if falling within 6 months after the Closing, is indicated in the Schedule 6.11 (b). The Company is not in default in any material respect in the performance of any of its obligations under any agreement or contract and no event has occurred which (whether with or without notice, lapse of time, or both) would constitute a default thereunder by the Company.

         (c) All contracts, agreements, understandings or other arrangements regarding the provision of goods and/or services between the Company and the Sellers or any other company in the Sellers's group of companies or any Sellers' relatives up to the 4th degree according to the Italian Civil Code are described in SCHEDULE 6.11 (c). The terms and conditions on which goods and/or services are rendered pursuant to such arrangements are at arms' length.

6.12     EMPLOYMENT AND PENSION AGREEMENTS

         (a) A true, complete and current list of all employments of the Company indicating level of employment, category and seniority, as well as the salaries, wages and fringe benefits paid or granted to the employees of the Company at the date hereof are set forth in SCHEDULE 6.12 (a) and there have been no increases in salaries, wages and fringe benefits of such employees after the Accounts Date, except as may be required by collective bargaining agreements. All employees are employed for indefinite duration and according to the laws and applicable collective agreements. There are no other employees or individuals who can claim to be employees of the Company except for those listed in SCHEDULE 6.12 (a) (i).

         (b) No employee having management responsibility has announced his or her termination of his or her position or employment with the Company.

         (c) Full provision has been made in the Accounts and will, in due course, be made in the Closing Accounts, for the full amount of all present and future liabilities in respect of employment severence compensation (T.F.R.) or pension undertakings to be paid to current or former directors, officers or other employees of the Company.

         (d) The Company is not in breach of any labour laws and has not received notice, which notice remains current, of any claim that it has not complied with any employment, labour or related laws. All social security obligations and withholding obligations with respect to any employee, officer or director has always been complied with by the Company and will be complied until the Date of Closing.

         (e) The Company has neither signed, nor is it liable under any policy of, any life or alike personal insurances in excess of compulsory insurances, nor do any of the employees of the Company enjoy any other benefits in excess of benefits provided by mandatory law, except as stated in SCHEDULE 6.12
                  (e).

         (f) There are no pending or current and, to the best knowledge of Sellers, no threatened claims or labour litigation in respect of the Company. No negotiations are required to be held by the Company with trade unions under collective bargaining agreements or otherwise as a result of the transaction contemplated by this Agreement and no information relating thereto is required to be conveyed to such trade unions under collective bargaining agreements or otherwise.

6.13     CLAIMS; LITIGATION

         The Company has not been served with any summons or notice to arbitrate and there are no actions, arbitrations or other legal proceedings pending or, to the best knowledge of sellers, threatened against the Company or by the Company against any other person or entity.

6.14     ORDINARY COURSE OF BUSINESS

         (a) During the period from signature hereof and until the Closing the Sellers will ensure that the Company does not take any action or measure which is outside the Ordinary Course of Business, unless such action or measure is directly related to the transactions contemplated herein or has been approved in writing by the Purchaser.

         (b)      There has not since the Accounts Date been

                  (i) any adverse deviation by the Company from the Ordinary Course of Business;

                  (ii) any adverse change in the relationship with the customers, suppliers or employees of the Company or with any authorities supervising the Company;

                  (iii) any destruction or loss of or damage to any significant property of the Company whether or not covered by insurance;

                  (iv) any additional long term debt or any additional current liability, except in the Ordinary Course of Business, incurred by the Company;

                  (v) any agreement or transaction for the sale or acquisition of any significant assets by the Company except in the Ordinary Course of Business;

                  (vi) any change in the accounting systems, policies, principles or practices of the Company or material change in the financial condition of the Company;

                  (vii) any distribution by the Company of dividends or other distribution of any assets to its shareholder;

                  (viii) any other action, contract or transaction by the Company that could have a material adverse effect on the assets or financial conditions of the Company;

                  [ix] any salary increase not mandatorily set forth by the applicable national collective bargaining agreement, nor any increase of any consultant or directors fees.

6.15     TAX WARRANTIES

         (a) The Company has filed with the appropriate tax authorities all tax returns and reports in respect of any and all Taxes required to be filed with such tax authorities and provision in full has been made for any tax liability in the Accounts and will, in due course, be made in the Closing Accounts.

         (b) The Company has paid to the appropriate tax authorities all Taxes required to be paid to them. The Company is not in default in respect of nor will be liable for any Taxes for any year or part thereof of the Company's taxable years until the Closing Date.

         (c) There are no tax audits currently pending or, to the best knowledge of Sellers, threatened against the Company.

6.16     PRODUCT WARRANTY AND LIABILITY

         No claims in respect of any product, manufactured or sold or any service delivered by the Company is unsettled or is subject to any dispute between the Company and any third party.

6.17     COMPETITION PRACTICES AND COMPETITION CLAUSES

         (a) The Company is not bound by any non-competition undertakings or other contractual restrictions, limitations or conditions on the type or scope of the Business.

         (b) There are no pending or, to the best knowledge of Sellers, threatened proceedings or investigations regarding unfair competition practices of the Company and all agreements, practices and alike are in accordance with all applicable competition laws and regulations and have been notified to the relevant competition authorities when so required.

6.18     LEGAL AND OTHER COSTS

         The Sellers shall bear its own fees and expenses in connection with the preparation for and completion of the transactions contemplated hereby, including but not limited to all fees and expenses of agents, brokers, investment bankers, advisers, representatives, counsels and accountants, and the Sellers shall not, directly or indirectly, charge the Company, or otherwise seek reimbursement from the Company, for said fees and expenses.

6.19     COMPUTER PROGRAMS

         The computer equipment and the computer software programs used by the Company are the unencumbered property of the Company and are fit and sufficient for the purpose for which they are being used and provide sufficient processing and storage capacity for the Business and the Company will following the Closing be able to continue the use of said computer equipment and software free from any restrictions and without incurring any additional costs.

6.20     NO UNDISCLOSED LIABILITIES

         There are and will be no liabilities of the Company, whether existing, future, contingent or otherwise, which relate to any fact, occurrence or event before the Closing and which will not be reflected in full in the Closing Accounts.

6.21     NATURE OF DISCLOSURE

         Neither the Warranties nor any certificates or documents furnished or to be furnished to the Purchaser by the Sellers or the Company, contain or will contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading. There is no fact known to the Sellers which may now or in the future materially and adversely affect the Business or the operations of the Company as contemplated in the material heretofore disclosed by the Sellers to the Purchaser.

6.22     OVERDRAFT FACILITIES

         As of June 29, 1998 the Company has used the bank overdraft facilities according to the extent indicated in SCHEDULE 6.22.


7.       REPRESENTATIONS, WARRANTIES AND ASSURANCES OF THE PURCHASER

         The Purchaser hereby represents, warrants and assures

         (i) that it is duly organized, validly existing and in good standing in the jurisdiction of its incorporation; and

         (ii) that all corporate action of the Purchaser required for the lawful and valid consummation of the transactions contemplated herein have been duly taken; and

         (iii) that the Purchaser has the authority to execute, deliver and perform this Agreement.


8.       INDEMNITY

8.1      INDEMNITY OF THE SELLERS

                  If any of the Sellers are in breach of any of the Warranties contained in Section 6. hereof or of any other provision contained herein, the Sellers, jointly and severally, shall indemnify and hold the Purchaser harmless for a period of twelve (12) months against all damage, loss, liability or expense (including, without limitation, reasonable expenses of investigation and attorneys' fees).

         No claim shall be made by Purchaser under this indemnification against any of the Sellers until the aggregate claims hereunder exceed USD 45,000; provided, however, that in the event that the aggregate amount of such claims exceeds USD 45,000 then Purchaser shall have the right to recover hereunder for the full amount of such claim; and further provided that this sentence shall not limit the recourse of Purchaser under the Escrow described in Section 3.1 (d) which is available regardless of any threshold except that amounts recovered thereunder with respect to any claim shall be credited against any amount recovered hereunder with respect to such claim. The indemnity obligation shall in any case not exceed the aggregate amount of ITL 800,000,000 (eight hundred millions Italian Lira). The aforementioned limitation to the indemnity obligation of Sellers hall in any event not apply to breach of the representations and warranties contained in Articles 6.3.

         The indemnification shall occur in accordance with the following provisions:

         (a) The amount for which the Purchaser is entitled to be indemnified hereunder shall be the full amount of the damage, loss, liability or expense suffered by the Company and/or the Purchaser as a result of the breach of the Warranties.

         (b) Any damage, loss, liability or expense for which the Purchaser is entitled to be indemnified hereunder shall be treated as a reduction of the Purchase Price and shall be settled primarily by way of deduction from any portion of the Purchase Price that remains unpaid and to the extent any such damage, loss, liability or expense cannot be satisfied out of such unpaid part of the Purchase Price, the Sellers agree to reimburse the Purchaser in cash promptly on request.

         (c) Upon any payment in full to Purchaser by the Sellers pursuant to the provisions of this Section 8., and not prior to the payment in full, Sellers shall be subrogated to all rights to reimbursement or indemnification against third parties relating to the amount so paid. The Parties agree that they will take all such steps as may be necessary or appropriate to effect such subrogation.

         (d) Any payment to be made by the Sellers under this Section 8. will carry interest at the lesser of the maximum rate permitted by applicable or ten per cent (10%) per annum, from the date on which the Company and/or Purchaser defrayed said disbursement until the date of payment.


9.       ADDITIONAL AGREEMENTS

9.1      RELATED AGREEMENTS

         The Sellers and the Purchaser agree to cause the following agreements (the "Related Agreements") to be entered into before and as a condition for Closing by the respective parties thereto:

         (a) Consultancy Agreement between the Company and SI.MA S.a.s. di Valentino Zullo;

         (b) Consultancy Agreement between the Company and RATIO S.a.s. di Massimo Santini;

         (c) Consultancy Agreement between the Company and INFO.TRC di Giovanni Fracasso;

         (d)      Escrow Agreement;

         (e)      Investor Representations/Accredited Investor Questionnaire;

         (f)      General Release;

         (g)      Registration Rights Agreement;

         (f)      Affiliate Agreement.

9.2      NON-COMPETITION AND SECRECY

         (a) The Sellers each hereby undertake for a period of one (1) year from the Closing Date not, without the written consent of the Purchaser, in the territory of Italy, including without limitation, San Marino, and Vatican City to directly or indirectly engage in, assist or have any active interest in, own any assets or shares in or act as an agent or as an advisor or consultant to any person, corporation or business entity, which is or is about to become engaged in any business competing with the Business. The foregoing agreement is in addition to any agreements contained in any Consultancy Agreement between a Seller and the Company.

         (b) The Sellers hereby undertakes at any time whether before or after the Closing Date not without the written consent of the Purchaser to divulge or use, whether directly or indirectly, for its own benefit or for the benefit of any person, corporation or business entity other than the Purchaser or the Company, as the case may be, any information or knowledge concerning the operations of the Company, not in the public domain or generally known.

         (c) In case of any breach of the non-competition obligation contained in Section 9.2 (a), which breach has not been remedied within sixty (60) days from the receipt of a written notice thereof, the Sellers agree to pay to the Purchaser immediately at request by means of liquidated damages an amount of Four Hundred Million Italian lira (400,000,000 lira) or an amount corresponding to the aggregate sales of any products or services in violation of Section 9.2 (a), whichever is higher. Where the actual damages suffered by the Purchaser or the Company as a result of such breach are greater than the amount of liquidated damages, the Purchaser is entitled to receive compensation for the full amount of damages so suffered.

9.3      INTER COMPANY LIABILITIES

         The Sellers shall cause any and all loans, guarantees or undertakings given by the Company to or in favour of the Sellers and/or any other company belonging to the

         Sellers's group of companies to be repaid or released, as the case may be, with effect from the Closing Date.


10.      MISCELLANEOUS

10.1     NOTICES

         All notices, demands or other communication, which all shall be in the English language, to or upon the respective Parties hereto shall be deemed to have been duly given or made when delivered by mail, telefax or cable to the Party in question as follows:

         If to the  Sellers:

         address:          Via Brescia, 28 - Pal D/1
                           Cernusco s/N
                           20063 Milano - Italy
         telefax:          011-39-2-92.14.16.44
         attention:        Valentino Zullo, Managing Director

         with copy to:     Negri - Clementi, Montinari e Savi
         address:          Via Montenapoleone 12, Milan
         telefax:          0039 02 783091
         attention:        Mr. Federico Zucconi Galli Fonseca

         If to the  Purchaser:

         address:          3965 Freedom Circle
                           Santa Clara, California USA 95054
         telefax:          408-346-3038
         attention:        Richard Hornstein, Vice President

         with copy to:     Network Associates, Inc.
         address:          4099 McEwen Road, 5th Floor
                           Dallas, Texas USA 75244
         telefax:          972-855-2796
         attention:        Kent H. Roberts

         or at such other address as the respective Party hereto may hereafter specify in writing to the other Party.

10.2     SCHEDULES INCORPORATED

         Each Schedule to which reference is made herein and which is attached hereto shall be deemed to be incorporated in this Agreement by such reference.

10.3     HEADINGS

         The headings of this Agreement are for convenience of reference only and shall not in any way limit or affect the meaning or interpretation of the provisions of this Agreement.

10.4     ASSIGNMENT

         This Agreement and the rights and obligations specified herein shall be binding upon and inure to the benefit of the Parties hereto and shall not be assignable by either Party hereto except, in the case of the Purchaser, to any directly or indirectly owned subsidiary or to any other company belonging to the same group of companies provided, however, that the Purchaser shall remain liable for the payment of the Purchase Price as provided hereunder.

10.5     INTEGRATION

         This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements relating to the subject matter hereof.

10.6     NO WAIVER

         Failure by any Party at any time or times to require performance of any provisions of this Agreement shall in no manner affect its right to enforce the same, and the waiver by any Party of any breach of any provision of this Agreement shall not be construed to be a waiver by such Party of any succeeding breach of such provision or waiver by such Party of any breach of any other provision hereof.

10.7     STAMP DUTY - NOTARY FEES

         The stamp duty levied on the purchase of the Shares as well as the notary fees incident to the closing of this agreement shall be borne by the Purchaser.

10.8     GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of Italy.

10.9     ARBITRATION

         Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidity thereof shall be finally settled by arbitration in accordance with the International Rules of the National and International Arbitration Chamber of Milan, which the parties acknowledge to know and accept. The selection of the arbitrators shall be in accordance with such rules, except as set forth in Article 3.3 (c). The arbitration shall be held in Milan and the arbitration proceedings shall be conducted in the language the arbitrators will choose as most appropriate.

10.10    AMENDMENTS

         Any amendments to this Agreement shall be in writing and shall have no effect before signed by the duly authorized representatives of both Parties.

10.11    PROVISIONS SEVERABLE

         If any part of this Agreement is held to be invalid or unenforceable such determination shall not invalidate any other provision of this Agreement; however, the Parties hereto shall attempt, through negotiations in good faith, to replace any part of this Agreement so held to be invalid or unenforceable. The failure of the Parties to reach an agreement on a replacement provision shall not affect the validity of the remaining part of this Agreement.

10.12    PUBLICITY

         Save as required for the payment of stamp duty or otherwise by law, governmental decree, applicable stock exchange rules, any other applicable regulations or any official action, the contents of this Agreement, except for the transfer of the title to the Shares from the Sellers to the Purchaser, shall remain secret indefinitely. All press releases and other public relations activities of the Parties with regard to the transfer of the Shares shall be mutually approved by the Purchaser and the Sellers in advance.

10.13    COUNTERPARTS OF THE AGREEMENT

         This Agreement has been executed in three (3) identical counterparts, one (1) for the Purchaser, one (1) for the Sellers and one (1) for the Company.

10.14 Purchaser shall take any reasonable effort to have Sellers released by the guarantee obligation under the personal guarantees listed in
         SCHEDULE 10.14. Accordingly Purchaser shall hold harmless Sellers from any claims thereunder caused by actions taken by Purchaser or Company's Management after Closing.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

FSA NA COMBINATIONCORPORATION


By: Mr. Eric Borrmann
Title: Attorney in fact
Signature:

Valentino Zullo

Massimo Santini

Giovanni Fracasso